Exhibit 99.4

LETTER TO CLIENTS OF BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
Offer To Exchange
Warrants to Acquire Class A-1 Common Stock of
ACCEL ENTERTAINMENT, INC.
for
Class A-1 Common Stock of Accel Entertainment, Inc.

THE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN DAYLIGHT TIME, ON AUGUST 11, 2020, OR SUCH LATER TIME AND DATE TO WHICH WE MAY EXTEND. WARRANTS OF THE COMPANY TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW).

July 14, 2020
To Our Clients:
Enclosed for your consideration are the Prospectus/Offer to Exchange dated July 14, 2020 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together set forth the offer of Accel Entertainment, Inc. (the “Company”), a Delaware corporation, to the holders of its warrants to receive 0.250 shares of the Company’s Class A-1 common stock, par value $0.0001 per share, of the Company (“Class A-1 Common Stock”) in exchange for each such warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal. The Offer will be open until 11:59 p.m., Eastern Daylight Time, on August 11, 2020, or such later time and date to which the Company may extend. The period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period.” The date and time at which the Offer Period ends is referred to as the “Expiration Date.”
The Offer is being made to:

•
All holders of the Company’s warrants to purchase the Company’s Class A-1 Common Stock that were originally sold as part of the units issued in the Company’s initial public offering, which closed on June 30, 2017 (the “Pace IPO”), referred to as the “Pace Public Warrants.” The Pace Public Warrants entitle such warrant holders to purchase one share of Class A-1 Common Stock for a purchase price of $11.50, subject to certain adjustments. Our Class A-1 Common Stock and Accel Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “ACEL,” and “ACEL.WS”, respectively. As of June 1, 2020, there were 14,999,982 Pace Public Warrants outstanding. The Company previously provided notice that it will redeem 100% of the Pace Public Warrants in accordance with their terms on July 16, 2020. Accordingly, although the Offer is extended to the Pace Public Warrants, the redemption of the Pace Public Warrants is expected to be consummated prior to the expiration of the Offer, and therefore no Pace Public Warrants will remain outstanding at the time the Offer is consummated. Following the redemption, Accel’s warrants may no longer meet the continued listing standards of the NYSE and may be delisted.

•
All holders of the Company’s Warrants to purchase the Company’s Class A-1 Common Stock that were (i) privately offered in connection with Pace IPO, based on an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), referred to as the “Pace Private Placement Warrants”, (ii) privately offered in connection with the business combination consummated by the Company on November 20, 2019, referred to as the “Business Combination Private Placement Warrants” and (iii) issued in a registered offering in connection with the business combination, referred to as the “Accel Public Warrants” (collectively, referred to as the “Outstanding Warrants”, and the Outstanding Warrants together with the Pace Public Warrants, the “Accel Warrants”). The Outstanding Warrants entitle such warrantholders to purchase one share of the Company’s Class A-1 Common Stock for a purchase price of $11.50, subject to certain adjustments. As of June 1, 2020, there were 7,333,326 Outstanding Warrants, of which 5,683,378 were held by the Company’s affiliates. Pursuant to the Offer, the Company is offering up to an aggregate of 1,833,293 shares of the Company’s Class A-1 Common Stock in exchange for the Outstanding Warrants

Our Class A-1 Common Stock and Accel Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “ACEL,” and “ACEL.WS”, respectively. The Pace Private Placement Warrants and Pace Public Warrants are governed by the Warrant Agreement, dated as of June 27, 2017, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “IPO Warrant Agreement”). The Accel Public Warrants and the Business Combination Private Placement Warrants are governed by the Warrant Agreement, dated as of November 20, 2019, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Business Combination Warrant Agreement” and, together with the IPO Warrant Agreement, the “Warrant Agreements”).
Each Accel Warrant holder whose Accel Warrants are exchanged pursuant to the Offer will receive 0.250 shares of Class A-1 Common Stock for each Accel Warrant tendered by such holder and exchanged. Any Accel Warrant holder that participates in the Offer may tender some or all of its Accel Warrants for exchange.
No fractional shares of Class A-1 Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Accel Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, have the number of shares rounded down to the nearest whole number of Class A-1 Common Stock issued to such holder.
Each of the following (and/or an affiliate thereof) have agreed to tender their Outstanding Warrants in the Offer pursuant to a Tender and Exchange Agreement, dated as of June 16, 2020: (i) Andrew Rubenstein, our Chief Executive Officer, President and Director, (ii) Brian Carroll, our Chief Financial Officer, (iii) Derek Harmer, our General Counsel and Chief Compliance Officer, (iv) Gordon S. Rubenstein, a member of our board of directors, (v) David W. Ruttenberg, a member of our board of directors, (vi) the Clairvest Investors (as defined in the Prospectus/Offer to Exchange), which is affiliated with Kenneth B. Rotman, a member of our board of directors and (vii) the Pace Sponsor Members (as defined in the Prospectus/Offer to Exchange). The Tender and Exchange Agreement, which is further described in the Prospectus/Offer to Exchange, relates to approximately 94% of the Outstanding Warrants. The Tender and Exchange Agreement relates to approximately 94% of the Outstanding Warrants. See the section of the Prospectus/Offer to Exchange entitled “The Offer — Interests of Directors, Executive Officers and Others.”
THE OFFER IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL.
Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal, to cause your Accel Warrants to be tendered for exchange pursuant to the Offer and to, at your option, elect an alternative date of settlement to receive Class A-1 Common Stock in exchange for your tendered Accel Warrants.
On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all Accel Warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.250 shares of Class A-1 Common Stock for each Accel Warrant so tendered.
We are the owner of record of Accel Warrants held for your account. As such, only we can exchange and tender your Accel Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to exchange and tender Accel Warrants we hold for your account.
Please instruct us as to whether you wish us to tender for exchange any or all of the Accel Warrants we hold for your account, on the terms and subject to the conditions of the Offer, and whether you are electing an alternative date of settlement to receive Class A-1 Common Stock in exchange for your tendered Accel Warrants.
Please note the following:

1.	Your Accel Warrants may be exchanged at the exchange rate of 0.250 shares of Class A-1 Common Stock for every one of your Accel Warrants properly tendered for exchange.

2.
The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal. In particular, please see “The Offer — General Terms — Conditions to the Offer” in the Prospectus/Offer to Exchange.

3.	The Offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Time, on August 11, 2020, or such later time and date to which the Company may extend.
If you wish to have us tender any or all of your Accel Warrants for exchange pursuant to the Offer, please so instruct us by completing, executing, detaching and returning to us the attached Instructions Form. If you authorize us to tender your Accel Warrants, we will tender for exchange all of your Accel Warrants unless you specify otherwise on the attached Instruction Form.
Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Time, on August 11, 2020, or such later time and date to which the Company may extend.
The board of directors of the Company has approved the Offer. However, neither the Company nor any of its management, its board of directors, or the exchange agent for the Offer is making any recommendation as to whether holders of Accel Warrants should tender Accel Warrants for exchange in the Offer. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal, and should consult your own investment and tax advisors. You must decide whether to have your Accel Warrants exchanged and, if so, how many Accel Warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal.

Instructions Form
Offer To Exchange
Warrants to Acquire Class A-1 Common Stock of
ACCEL ENTERTAINMENT, INC.
for
Class A-1 Common Stock of Accel Entertainment, Inc.
The undersigned acknowledges receipt of your letter and the enclosed Prospectus/Offer to Exchange dated July 14, 2020 (the “Prospectus/Offer to Exchange”), and the related Letter of Transmittal (the “Letter of Transmittal”), which together set forth the offer of Accel Entertainment, Inc. (the “Company”), a Delaware corporation, to each holder of certain warrants to purchase the Company’s Class A-1 common stock, par value of $0.0001 per share, (the “Class A-1 Common Stock, and the Company’s warrants, the “Accel Warrants”) to receive 0.250 shares of Class A-1 Common Stock in exchange for each such warrant tendered by the holder and exchanged pursuant to the offer (the “Offer”). The Offer is being made to all holders of Accel Warrants.
The undersigned hereby instructs you to tender for exchange the number of Accel Warrants indicated below or, if no number is indicated, all Accel Warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal. Additionally, if so indicated below, the undersigned hereby elects an alternative date of settlement of its Accel Warrants as detailed below.
By participating in the Offer, the undersigned acknowledges that: (i) the Offer is made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal; (ii) the Offer will be open until 11:59 p.m., Eastern Daylight Time, on August 11, 2020, or such later time and date to which the Company may extend (the period during which the Offer is open, giving effect to any withdrawal or extension, is referred to as the “Offer Period”); (iii) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended or terminated by the Company as provided in the Prospectus/Offer to Exchange; (iv) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (v) the future value of the shares of Class A-1 Common Stock is unknown and cannot be predicted with certainty; (vi) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal; and (vii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Accel Warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.
Number of Accel Warrants to be exchanged by you for the account of the undersigned:___________________

☐	CHECK HERE TO ELECT AN ALTERNATIVE SETTLEMENT DATE, WHICH MUST BE PRIOR TO DECEMBER 31, 2020:
Alternative Date of Settlement of tendered Accel Warrants:___________________
By electing an alternative settlement date, you agree to waive any and all rights with respect to enforcement under Rule 13d-4(f)(8) of the Securities Exchange Act of 1934, as amended.

*
No fractional shares of Class A-1 Common Stock will be issued pursuant to the Offer. In lieu of issuing fractional shares, any holder of Accel Warrants who would otherwise have been entitled to receive fractional shares pursuant to the Offer will, after aggregating all such fractional shares of such holder, have the number of shares rounded down to the nearest whole number of Class A-1 Common Stock issued to such holder. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered warrants.

**	Unless otherwise indicated it will be assumed that all Accel Warrants held by us for your account are to be exchanged.

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification Number:

Address(es):

(Including Zip Code)

Area Code/Phone Number:

Date: